EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

RAINMAKER SYSTEMS, INC.

Rainmaker Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”) does hereby certify that:

1. At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended to provide for a reverse stock split by adding the following paragraph immediately after the present first paragraph of ARTICLE IV thereof:

“Effective as of 5:00 p.m. Eastern Time on December 15, 2005, upon the filing of the Certificate of Amendment of the Certificate of Incorporation of the Corporation on such date (the “Effective Time”), each five (5) shares of Common Stock of the Corporation then issued and outstanding or held in the treasury of the Corporation automatically shall be combined into one (1) share of fully paid and nonassessable Common Stock of the Corporation. There shall be no fractional shares of Common Stock issued. Each holder of shares of Common Stock who would otherwise be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing sale prices of the Common Stock (as adjusted to reflect the reverse split of shares hereby) for the 20 trading days immediately prior to the Effective Time, as reported in The Wall Street Journal. If such price or prices are not available, the fractional share payment will be based on the average of the last bid and ask prices of the Common Stock for such days, in each case as officially reported on the Nasdaq SmallCap Market, or such other price as determined by the Board of Directors of the Corporation.”

2. Pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the GCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3. Said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

[Signature Page Follows]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 15th day of December, 2005.

RAINMAKER SYSTEMS, INC.,
a Delaware Corporation

By:	/s/ MICHAEL SILTON
Name:	Michael Silton
Title:	President

By:	/s/ STEVE VALENZUELA
Name:	Steve Valenzuela
Title:	Secretary